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Exhibit 5.2

CONSENT OF QUALIFIED PERSON

RE:    Registration Statement on Form F-10 of Golden Star Resources Ltd. (the "Company")

I refer to the registration statement on Form F-10 of the Company (as may be amended from time to time in the future, the "Registration Statement").

I have been named in the Registration Statement as a "qualified person", as defined in Canadian National Instrument 43-101 — Standards of Disclosure for Mineral Projects, who has reviewed or supervised the preparation of information contained in the technical report entitled "NI 43-101 Technical Report on a Feasibility Study of the Prestea underground gold project in Ghana", with an effective date of November 3, 2015 and I have prepared the mineral reserves in respect of the Wassa gold mine and the Bogoso/Prestea gold mine as at December 31, 2015, extracts of which have been included in the Company's annual information form dated March 27, 2017, included as Exhibit 99.1 to the Company's Form 40-F dated March 30, 2017 (the "QP Information"), being information upon which scientific or technical information relating to the Company's mineral properties contained or incorporated by reference in the Registration Statement is based.

I hereby consent to the use of my name in the Registration Statement and to the use and the inclusion or incorporation by reference in the Registration Statement of the QP Information.

Dated this 28th day of September, 2017.

Yours very truly,

/s/ MARTIN RAFFIELD
Name:	Dr. Martin Raffield, PEng
Title:	Senior Vice President, Project Development and Technical Services Golden Star Resources Ltd.

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  Exhibit 5.2
CONSENT OF QUALIFIED PERSON